UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 15, 2011

Angeion Corporation

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

001-13543	41-1579150
(Commission File Number)	(IRS Employer Identification No.)

350 Oak Grove Parkway
Saint Paul, Minnesota	55127-8599
(Address of principal executive offices)	(Zip Code)

651-484-4874

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Results for Fiscal Year ended October 31, 2011

On December 16, 2011, Angeion Corporation (the “Company”) issued a press release announcing its results for the fourth quarter and fiscal year ended October 31, 2011. The Company also filed a Form 8-K attaching the press release, and held a conference call to discuss these financial results.

2011 Management Incentive Bonus Plan

At a Board of Directors meeting held on December 15, 2011, the Board determined that the Company had not met the threshold for both revenue and earnings under its 2011 Management Incentive Bonus Plan and therefore no payments would be made to members of management under the 2011 plan.

2012 Management Incentive Bonus Plan

On December 15, 2011, the Board of Directors, upon recommendation from the Compensation Committee, approved the Angeion Corporation 2012 Management Incentive Bonus Plan (the “2012 Plan”). The Board established target performance goals for the Company’s three executive officers: President and Chief Executive Officer Gregg O. Lehman, Ph.D., Chief Financial Officer Robert M. Wolf and Executive Vice President Terrence J. Kapsen. The 2012 annual performance goals with respect to each of these officers are related to revenues and earnings before interest and taxes (“EBIT). In order for management to be eligible for any payouts, the Company must achieve threshold in each of revenue and EBIT. The following table sets forth the amount that each officer would receive if the Company achieves threshold, target or maximum.

Name	Threshold	Target	Maximum
Gregg O. Lehman, Ph.D	$35,000	$175,000	$350,000
Robert M. Wolf	$10,200	$51,000	$102,000
Terrence J. Kapsen	$10,200	$51,000	$102,000

The Board of Directors retains discretion under the 2012 Plan to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2012 Plan. In addition, all payments under the 2012 Plan are subject to clawback to the extent required by federal law.

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Gregg O. Lehman Performance Shares

The Board and Compensation Committee also finalized the terms of Dr. Lehman’s fiscal 2012 performance shares. Under his offer letter, as amended August 4, 2011, the Board of Directors agreed that Dr. Lehman would have the ability to earn performance shares in an amount equal to one-third of his salary. On December 15, 2011, the Board and Compensation Committee granted Dr. Lehman 25,090 performance shares for 2012 based on the closing stock price of $4.65 on December 15, 2011. These performance shares will begin vesting only if the Company achieves specific revenue and EBIT levels set by the Board and Compensation Committee.

Change in Control Agreements

On December 15, 2011, the Board also approved the terms of Change in Control Agreements with each of Dr. Lehman and Mr. Wolf. Under Dr. Lehman’s Change in Control Agreement, in the event that his employment is terminated without cause or he terminates for good reason within 12 months after a Change of Control, he would be entitled to a payment equal to 18 months of his base salary. Under Mr. Wolf’s Change in Control Agreement, in the event that his employment is terminated without cause or he terminates for good reason within 12 months after a Change of Control, he would be entitled to a payment equal to 12 months of his base salary. In addition, in either case, the executive would be entitled to receive a pro-rata portion of the bonus for the year of termination if actual targets are met, with payment to be made at the same time as other participants in the bonus plan are paid.

Item 8.01.    Other Events

In the conference call held on December 16, 2011, the Company disclosed that its Board of Directors had determined that it will seek strategic alternatives, including the possibility of a sale, with respect to the Company’s New Leaf business. The Company also disclosed that it has hired an investment banker to assist it in this process.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGEION CORPORATION

Dated: December 21, 2011	By	/s/ Robert M. Wolf
Robert M. Wolf
Chief Financial Officer

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